Exhibit 99.1

PRESS RELEASE

For release:	August 4, 2015

Contact:	Media Stephen Ries Senior Corporate Counsel (610) 668-3270 sries@global-indemnity.com

Global Indemnity plc Reports Second Quarter 2015 Financial Results.

Dublin, Ireland (August 4, 2015) – Global Indemnity plc (NASDAQ:GBLI) today reported net income of $17.9 million or $0.70 per share for the six months ended June 30, 2015. Operating income was $15.7 million for the six months ended June 30, 2015 compared to $18.5 million at June 30, 2014. Excluding one-time costs associated with the acquisition of American Reliable Insurance Company (“American Reliable”), operating income was $21.1 million at June 30, 2015, an improvement of 14% compared to the same period of 2014. Book value per share was $36.20 at June 30, 2015, an increase 0.9% compared to book value per share of $35.86 at December 31, 2014.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Six Months Ended June 30,
	2015	2014
Gross Premiums Written	$309.4	$160.1
Net Premiums Written	$272.1	$149.2
Net income	$17.9	$42.0
Net income per share	$0.70	$1.66
Operating income	$15.7	$18.5
Operating income per share	$0.61	$0.73
Combined ratio analysis:
Loss ratio	58.2	57.5
Expense ratio	38.7	40.2

Combined ratio	96.9	97.7

	As of June 30, 2015	As of December 31, 2014
Book value per share	$36.20	$35.86
Shareholders’ equity	$931.3	$908.3
Cash and invested assets (1)	$1,770.3	$1,611.8

(1)	Including receivable/(payable) for securities sold/(purchased)

Cynthia Y. Valko, Chief Executive Officer, commented: “American Reliable has now been a part of Global Indemnity for six months. Premium volume compared to 2014 is almost double and the combined ratio has improved to 96.9 compared to 97.7 in 2014. We have been able to absorb many functions previously performed for American Reliable by the former parent without adding staff which has helped improve the expense ratio 1.5 points. These factors have led to operating income of $21.1 million excluding one-time costs associated with the acquisition, an improvement of 14% compared to 2014. In addition to the positive results related to the acquisition, the integration of American Reliable has been smooth with no disruptions to the existing business. The Commercial Lines and Reinsurance Operations are also holding up well even in this competitive environment. Book value per share continues to grow even with the rise in interest rates during the 2nd quarter. The investment portfolio is also well positioned, mainly invested in short duration investment grade bonds. All in all, a good start for our combined companies.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include, but are not limited to, the risk that there may be difficulties in integrating the businesses of American Reliable, which could result in a failure to realize the potential benefits of the acquisition, the risk that the transaction proves disruptive to the operations of American Reliable or Global Indemnity, the risk that American Reliable’ s or Global Indemnity’s prospective insurance premiums, investment yield, or net earnings are less than anticipated (including as a result of unexpected events, competition, costs, charges or outlays whether as a consequence of the transaction or otherwise). The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of additional risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements.

[1]	Disseminated pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Global Indemnity plc’s Combined Ratio for the Six Months Ended June 30, 2015 and 2014

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Six Months Ended June 30,
	2015	2014
Loss Ratio:
Current Accident Year
Excluding Catastrophes	48.6	47.4
Catastrophes	13.0	14.7

Current Accident Year	61.6	62.1
Changes to Prior Accident Year	(3.4)	(4.6)

Loss Ratio – Calendar Year	58.2	57.5
Expense Ratio	38.7	40.2

Combined Ratio	96.9	97.7

For the six months ended June 30th, the accident year loss ratio improved by 0.5 points compared to 2014.

For the six months ended June 30, 2015, the current accident year loss ratio was 61.6 compared to 62.1 for the same period in 2014.

•	The current accident year casualty loss ratio improved by 4.6 points to 68.7 in 2015 from 73.3 in 2014.

•	The current accident year property loss ratio increased 2.9 points to 59.5 in 2015 from 56.6 in 2014 mainly due to a mix change in the business due to the acquisition of American Reliable which has a higher loss ratio.

Calendar year results for the six months ended June 30, 2015 include a 3.4 point reduction in the loss ratio related to prior accident years which was primarily driven by better than expected emergence in general liability and professional lines, and less than anticipated severity on property catastrophe losses within Reinsurance Operations.

For the six months ended June 30th, the expense ratio improved from 40.2 in 2014 to 38.7 in 2015.

The improvement in the expense ratio is primarily attributable to synergies realized as a result of the acquisition of American Reliable.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

	Six Months Ended June 30,
	Gross Premiums Written		Net Premiums Written
	2015	2014	2015	2014
Commercial Lines Operations	$108,826	$113,548	$100,322	$103,695
Personal Lines Operations	162,215	—	133,483	—
Reinsurance Operations	38,343	46,554	38,304	45,538

Total	$309,384	$160,102	$272,109	$149,233

Gross premiums written and net premiums written increased 93% and 82%, respectively, compared to the same period in 2014.

Commercial Lines Operations: For the six months ended June 30, 2015, gross premiums written and net premiums written decreased 4.2% and 3.3%, respectively, compared to the same period in 2014. Underwriting actions were taken to improve profitability which included non-renewing some property business to reduce catastrophe exposure.

Personal Lines Operations: Personal lines is a new segment for the Company resulting from the acquisition of American Reliable during the first quarter of 2015.

Gross premiums written include $23.0 million of business that is currently written by American Reliable and is 100% ceded to insurance entities owned by the former parent. Net premiums written were $133.5 million for the six months ended June 30, 2015 compared to $133.6 million for the same period in 2014.

Reinsurance Operations: For the six months ended June 30, 2015, gross premiums written and net premiums written decreased 17.6% and 15.9%, respectively, compared to the same period in 2014. The decrease in gross and net premiums written is due to competition in the property catastrophe reinsurance marketplace.

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Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Gross premiums written	$166,515	$82,905	$309,384	$160,102

Net premiums written	$146,005	$76,372	$272,109	$149,233

Net premiums earned	$128,877	$66,017	$256,214	$133,561
Net investment income	9,141	7,677	17,382	15,961
Net realized investment gains	6,532	39,881	3,562	39,068
Other income	577	155	1,129	323

Total revenues	145,127	113,730	278,287	188,913
Net losses and loss adjustment expenses	79,560	38,270	149,179	76,842
Acquisition costs and other underwriting expenses	50,926	27,171	99,184	53,656
Corporate and other operating expenses	4,334	3,172	15,874	6,133
Interest expense	535	319	1,040	510

Income before income taxes	9,772	44,798	13,010	51,772
Income tax expense (benefit)	(1,345)	11,590	(4,901)	9,741

Net income (1) (2)	$11,117	$33,208	$17,911	$42,031

Weighted average shares outstanding–basic	25,455	25,128	25,447	25,121

Weighted average shares outstanding–diluted	25,681	25,313	25,660	25,302

Net income per share – basic	$0.44	$1.32	$0.70	$1.67

Net income per share – diluted	$0.43	$1.31	$0.70	$1.66

Combined ratio analysis: (3)
Loss ratio	61.7	58.0	58.2	57.5
Expense ratio	39.5	41.2	38.7	40.2

Combined ratio	101.2	99.2	96.9	97.7

(1)	Excluding the $5.4 million of acquisition expenses related to American Reliable Insurance Company, net income would have been $23.3 million for the six months ended June 30, 2015.
(2)	Please see the footnotes at the bottom of the Summary Of Operating Income for a reconciliation of net income to operating income.
(3)	The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) June 30, 2015	December 31, 2014
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2015 - $1,541,284 and 2014 - $1,272,948)	$1,550,622	$1,283,475
Equity securities:
Available for sale, at fair value (cost: 2015 - $103,019 and 2014 - $99,297)	121,238	122,048
Other invested assets:
Available for sale securities, at fair value (cost: 2015 - $28,887 and 2014 - $33,174)	31,176	33,663

Total investments	1,703,036	1,439,186
Cash and cash equivalents	66,286	58,823
Restricted cash	—	113,696
Premiums receivable, net	113,218	56,586
Reinsurance receivables, net	142,828	125,718
Funds held by ceding insurers	28,047	25,176
Deferred federal income taxes	26,884	20,250
Deferred acquisition costs	52,378	25,238
Intangible assets	30,630	17,636
Goodwill	7,134	4,820
Prepaid reinsurance premiums	34,619	4,725
Receivable for securities sold	997	60
Federal income taxes receivable	4,669	3,139
Other assets	49,732	34,980

Total assets	$2,260,458	$1,930,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$769,299	$675,472
Unearned premiums	295,334	120,815
Ceded balances payable	18,938	2,800
Contingent commissions	13,923	12,985
Margin borrowing facility	187,407	174,673
Other liabilities	44,302	34,998

Total liabilities	1,329,203	1,021,743

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,741,806 and 16,331,577 respectively; A ordinary shares outstanding: 13,665,096 and 13,266,762, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	528,259	519,590
Accumulated other comprehensive income, net of taxes	20,102	23,384
Retained earnings	484,628	466,717
A ordinary shares in treasury, at cost: 3,076,710 and 3,064,815 shares, respectively	(101,737)	(101,404)

Total shareholders’ equity	931,255	908,290

Total liabilities and shareholders’ equity	$2,260,458	$1,930,033

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
(Dollars in millions)	(Unaudited) June 30, 2015	December 31, 2014
Fixed maturities	$1,550.6	$1,283.5
Cash and cash equivalents	66.3	172.5

Total bonds and cash and cash equivalents	1,616.9	1,456.0
Equities and other invested assets	152.4	155.7

Total cash and invested assets, gross	1,769.3	1,611.7
Receivable/payable for securities sold (purchased)	1.0	0.1

Total cash and invested assets, net	$1,770.3	$1,611.8

(Dollars in thousands)	(Unaudited) Three Months Ended June 30, 2015 (a)	(Unaudited) Six Months Ended June 30, 2015 (a)
Net investment income	$9,141	$17,382

Net realized investment gains	6,532	3,562
Net change in unrealized investment losses	(9,752)	(5,155)

Net realized and unrealized investment returns	(3,220)	(1,593)

Total investment return	$5,921	$15,789

Total investment return % annualized	1.3%	1.8%

Average total cash and invested assets	$1,776,326	$1,758,103

(a)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015		2014
Operating income	$6,913	$8,758	$15,731	(1)	$18,522
Adjustments:
Net realized investment gains, net of tax	4,204	24,450	2,180		23,509

Total after-tax adjustments	4,204	24,450	2,180		23,509

Net income	$11,117	$33,208	$17,911		$42,031

Weighted average shares outstanding – basic	25,455	25,128	25,447		25,121

Weighted average shares outstanding – diluted	25,681	25,313	25,660		25,302

Operating income per share – basic	$0.27	$0.35	$0.62		$0.74

Operating income per share – diluted	$0.27	$0.35	$0.61		$0.73

(1)	Excluding the $5.4 million of acquisition expenses related to American Reliable Insurance Company, operating income would have been $21.1 million for the six months ended June 30, 2015.

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.